Exhibit 10.25

SUPPLY AGREEMENT

This Supply Agreement (the "Agreement") is entered into this 19th day of June, 2020 (the "Effective Date") by and among Giner ELX, Inc., a Delaware corporation ("Giner") and H2B2 Electrolysis Technologies, Inc., a Delaware corporation ("H2B2")(Giner and H282 may each be referred to as a "party" and collectively as the "parties"

Background: Giner manufactures and sells a range of electrolyzer stacks for the power to gas and mobility markets (collectively, "Stacks") and H2B2-desires to purchase Stacks that it will resell as integrated with its balance of plant systems ("BoP").

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Scope of supply
Giner will provide the Stacks and related materials and services (collectively, the "scope of supply") described in one or more purchase orders mutually agreed upon by the parties. Each purchase order will be in a form reasonably acceptable to Giner and will include a description of the equipment, materials or services covered by the purchase order, the price for the listed materials and services, delivery date(s), final place of use, and such other information as the parties mutually agree upon.

Giner agrees to reserve a minimum of 2.5 MW of its Stack manufacturing capacity for H282 for the 2021 calendar year. Reservation of capacity in excess of 2.5MW in the 2021 calendar year requires mutual agreement of both parties. For subsequent years, Giner agrees to reserve at least 150% of the prior years' purchase by H282. H2B2 will confirm a specific amount of capacity requested by September 30th of the calendar year prior to the calendar year of purchase. This confirmation of reserved capacity will include a forecast of stack model types, quantities, projected shipping dates and a mutually agreed upon price schedule. H282 agrees to place noncancelable firm purchase orders associated with this reserved capacity at or in advance of standard lead-timeln the event H2B2 does not make purchases in excess of $250,000 for two consecutive calendar years (with the first two-year examination period starting in 2021), Giner shall have no further obligations to reserve capacity for H2B2. Further, Commencing in 2025, if H2B2 does not make purchases in an amount that is greater than 2.5% of Giner Stack revenues from third parties for two consecutive calendar years, Giner shall have no further obligations to reserve capacity for H282. This right shall not be terminated upon any capital raise by or sale (or merger, or similar transaction) of H282, provided that such entity providing capital to H2B2 or purchaser may not be a direct competitor of Giner, or have equity participation by a China-based or Chinese-controlled fund or company.

If requested by H2B2, GINER may supply spare parts at such prices as the parties mutually agree upon.

Giner ELX, Inc.
89 Rumford Avenue • Newton, MA 02466-1311
Main: 781-392-0300 • Fax: 781-893-6470 https://www.ginerelx.com/

To the extent provided in a purchase order, Giner may provide additional technical consulting or engineering services on a per hour basis related to BoP implementation, commissioning and testing at site, third party inspections and related matters. All additional services must be agreed upon in advance in an accepted purchase order. H2B2 shall only resell Stacks as implemented in a BoP and not on a standalone or separate basis unless agreed upon in writing by Giner. All uses and implementations of the Stacks shall be in strict compliance with Giner operating documentation or requirements.

The supply of Stacks pursuant to this Agreement is on a non-exclusive basis and Giner may supply Stacks to other parties without restriction. During the term of this Agreement H2B2 shall not manufacture stacks that are similar to or would otherwise compete with the Stacks. H2B2's violation of this provision shall be grounds fer immediate termination of this Agreement by Giner.

2.	Delivery
The Stacks and related materials and equipment are to be delivered FOB Giner's manufacturing facility. Title to and risk of loss or damage for the products shall pass to H2B2 upon release of the products by Giner to carriers or shippers transporting the products from its facility. The delivery dates for the scope of supply listed in each purchase order will be as set forth in the purchase order.

3.	Price and payment
The price and payment schedule for the scope of supply listed will be as set forth in the relevant purchase order. Any pricing or payment terms offered by Giner to H282 with respect to the sale of Stacks will be at least as favorable as the pricing and payment  terms offered by Giner on commensurate sales of Stacks to third party; provided, however that this will only apply to individual sales in excess of $150,000.

The price for additional technical consulting and engineering services will be GINER's then current rates, and a rate schedule will be provided on request. Ancillary expenses for travelling will be compensated by H282 according to the actually accrued cost.
Payment for additional services will be made against invoice, signed time reports and travel receipts. All payments are due within 30 days of invoice unless otherwise provided in the purchaser order.

4.	Terms of Purchase; Liability Limitations
Giner's Terms and Conditions of sale (the "Terms and Conditions") in effect at the time the parties execute a purchase order shall apply to the scope of supply thereunder. In the event of a conflict between this Supply Agreement and the Terms and Conditions, this Agreement shall control. A copy of Giner's current Terms and Conditions is attached as Appendix A.

Giner ELX, Inc.
89 Rumford Avenue • Newton, MA 02466-1311
Main: 781-392-0300 • Fax: 781-893-6470 https://www.ginerelx.com/

As H2B2's exclusive remedy for any material failure of the Stacks to perform as warranted in the Terms and Conditions, and except as otherwise set forth in the Terms and Conditions, Giner shall use commercially reasonable efforts to correct such material failure. Giner shall not be obligated to correct or otherwise remedy any such failure if H2B2 has made any unauthorized changes whatsoever to the Stack or has misused or damaged the Stack in any respect or if H2B2 has not reported to Giner the specific existence and nature of such failure promptly in writing upon discovery thereof.

EXCEPT AS SET FORTH IN THE TERMS AND CONDITIONS, GINER MAKES NO WARRANTY OR REPRESENTATION WITH RESPECT TO THE STACKS, SCOPE OF SUPPLY OR ANY OTHER RELATED PRODUCTS OR SERVICES AND DISCLAIMS AND EXCLUDES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL IMPLIED WARRANTIES INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. IN NO EVENT SHALL GINER BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, HOWEVER CAUSED, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ARISING OUT OF THE USE OR OPERATION OF THE SCOPE OF SUPPLY (INCLUDING ALL STACKS AND ALL RELATED PRODUCTS AND SERVICES), DELAYS IN DELIVERY OR REPAIR, LOSS OF USE OF THE STACKS, OR LOSS OF USE OR DAMAGE TO ANY BOP OR OTHER FACILITIES OR EQUIPMENT OF H2B2 OR ITS CUSTOMERS, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER GINER HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. GINER'S MAXIMUM AGGREGATE LIABILITY FOR ALL DIRECT DAMAGES OR OTHER AMOUNTS ARISIGING UNDER A PURCHASE ORDER WILL BE LIMITED TO THE PAYMENTS ACTUALLY RECEIVED BY GINER FOR PRODUCTS ANO/OR SERVICES UNDER SUCH PURCHASE ORDER.

5.	Compliance with Law
H282 shall comply with all applicable laws and regulations relating to the implementation, sale and installation of all Stacks and all related BoPs. H2B2 certifies that no Stacks will be exported to any country in violation of U.S. law.

6.	Confidentiality
The parties agree that certain information, including but not limited to intellectual property, pricing, and account information supplied by each to the other during the course of this Agreement is proprietary, secret or confidential. All such information shall be held in confidence by the receiving party, shall be used only for the purposes of this Agreement and shall not be disclosed to any third party. Information shall not be subject to the provisions of this Section if it is: (i) in the public domain at the time of disclosure or thereafter, without action by recipient; (ii) known to the receiving party at the time of disclosure; (iii) disclosed to the receiving party without an obligation of confidentiality by a third party; or (iv) developed independently by the receiving party, by personnel without access to the confidential information. The receiving party may disclose information to the extent requested or required by a governmental or judicial entity, provided such disclosure is limited to the extent permitted, and sufficient notice is provided to the other party.

Giner ELX, Inc.
89 Rumford Avenue • Newton, MA 02466-1311
Main: 781-392-0300 • Fax: 781-893-6470 https://www.ginerelx.com/

7.	Term; Termination
The initial term of this Agreement shall commence on the date first set forth above and shall continue for a period of 5 years. At the end of the initial term and each renewal term thereafter, this Agreement shall automatically renew for an additional 1 year tenn unless terminated by either party by providing written notice to the other at least 30 days prior to the expiration of the then current term.

Either party will have the right to terminate this Agreement immediately by delivery of written notice to the other party if the other party is in material breach of any warranty, term, condition or covenant of this Agreement, a'ld the breaching party has failed to cure that breach within 30 calendar days after receiving written notice of that breach anq of the non-breaching party's intention to terminate.

Any termination hereunder shall not be deemed a cancellation of any purchase order mutually agreed upon by the parties before the effective date of such termination. Notwithstanding any termination of this Agreement, all Sections regarding ownership, payment, limitations on warranties and damages, indemnification and confidentiality shall survive and remain in effect in accordance with their terms.

8.	Indemnification
H282 will defend and indemnify Giner against third party claims, actions, judgments, direct damages, fines, costs and other expenses (including reasonable legal costs) (collectively the "Claims") arising out of H2B2's failure to comply with the requirements of this Agreement. In relation to any Claim: (i) Giner shall promptly notify H2B2 of such Claim; (ii) H282 shall have sole control of the defense and/or settlement thereof; (iii) Giner shall furnish to H282 on request all Information in Giner's possession or control for such defense; and (iv) Giner shall cooperate with H2B2 in the defense of such Claims as requested by H2B2 and in such case, H282 will reimburse Giner's reasonable and necessary costs.

Giner ELX, Inc.
89 Rumford Avenue • Newton, MA 02466-1311
Main: 781-392-0300 • Fax: 781-893-6470 https://www.ginerelx.com/

9.	General.
This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts. The parties submit to the exclusive jurisdiction of the federal and state courts located in Boston, Massachusetts over any claim or dispute arising out of this Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters set forth herein and shall not be amended, altered or changed except by a written agreement signed by both parties. Any terms and conditions in any purchase order or other instrument issued by H282 or its customers which are not accepted in writing by Giner shall not be binding. If any provision of this Agreement shall for any reason be held illegal or unenforceable, such provision shall be deemed separable from the remaining provisions of this Agreement and shall in no way affect or impair the validity or enforceability of the remaining provisions of this Agreement. All notices shall be in writing and delivered to the other party's last known business address, and will be deemed duly given upon receipt. Neither party will be in breach of this Agreement by reason of any failure or delay in its performance hereunder (including a breach of the limited warranty granted hereunder) if such failure is due to causes beyond its reasonable control, including, but not limited to, acts of nature, delays in transportation, inability beyond its reasonable control to obtain necessary labor or materials, or events such as fires, floods, earthquakes, storms, war, act of public enemy, civil commotion, pandemic and the like or by any raw, rule, regulation, order or other action by any public authority. To the extent failure to perform is caused by such an event, such party shall be excused from performance hereunder so long as such event continues to prevent such performance. H282 may not assign, subcontract or delegate this Agreement or any of its rights and obligations under this Agreement without the prior written consent of Giner and providing H2B2 remains liable for its obligations under this Agreement. Any attempted assignment, delegation, or subcontracting by H2B2 in contravention of this provision shall be void and ineffective.

GINER ELX, INC	H2B2 Electrolysis Technologies, Inc

By: /s/ Andrew Belt	By: /s/ Javier Brey
Name: Andrew Belt	Name: Javier Brey
Title: CEO	Title: CEO

Giner ELX, Inc.
89 Rumford Avenue • Newton, MA 02466-1311
Main: 781-392-0300 • Fax: 781-893-6470 https://www.ginerelx.com/

APPENDIX A

GINER STANDARD TERMS AND CONDITIONS OF SALE [ATTACHED]

Commercial Terms & Conditions

1.	Definitions:
In the context of these conditions:

The term "Buyer" shall mean the company ordering the goods specified in the quotation. The term "Supplier" shall mean Giner, ELX, Inc. The term "Quotation• shall mean the quotation to which this Appendix is attached. The term "Purchase Order" shall mean the Buyer's purchase order. The word "Products" means the article or things specified in the Purchase Order (including packing materials, containers and accompanying pallets) and the word “services” means the described in, or attached lo, the Purchase Order. The word "Contract• shall mean the contract between the Buyer and the Supplier consisting of the Purchase Order, the Quotation, these conditions and any other document specified in the Purchase Order. Should there be any inconsistency between the documents comprising the Contract they shall have precedence in the order listed below:

The Purchase Order, save and except for Buyer's standard terms and conditions that may attach to such Purchase Order; The Quotation; These Conditions; Any other documents specified in the Purchase Order.

2.	Warranties by Supplier
Supplier shall be responsible for the material and workmanship of all Products supplied hereunder, and shall warrant that such Product(s) shall be free from defects in material and workmanship.

The Supplier's obligation under this warranty is limited to repairing or replacing, at the Supplier's discretion, any Product which the Supplier, upon examination, determines to be defective.

This warranty shall only apply to defects due to defective material and/or poor workmanship. This warranty shall not apply to defects that may arise from:

(i)	normal wear and tear;
(ii)	improper operation or handling, negligence, improper use, and improper maintenance; and
(iii)	any unauthorized modification of the Product(s) or any part thereof.

In order to submit a warranty claim, the Buyer must provide a complete record of historical data requested by the Supplier from the stack records for analysis. This data must include: water purity, pressure, stack current and voltage, temperature, H2 production values, and all other data recorded by the system PLC.

Giner ELX, Inc.
89 Rumford Avenue • Newton, MA 02466-1311
Main: 781-392-0300 • Fax: 781-893-6470 https://www.ginerelx.com/

If the Buyer cannot provide this real-time data for the lifetime of the stack for any reason, a warranty claim will not be accepted by the Supplier.

While processing a warranty claim, the Supplier will analyze historical system data, and will inspect stack(s)/system to confirm proper operation, handling and safety. It is the responsibility of the Buyer to pay close attention to important guidance in the stack / system manual relating to safe and acceptable operation of the equipment. As an illustration, If the stack / system has been operated at higher operating temperatures or with lower quality water than specified in the manual a warranty claim will not be accepted by the Supplier.

The stack I system manual is the only official source of approved operating instructions for the stack / system. You should always follow the instructions and procedures in the manual. If you receive any instruction from a service engineer or a company official that varies from the instructions in the manual, this must be documented in writing and approved by Giner ELX engineering management before you implement.

All shipment costs incurred in connection with the delivery of a Product to the Supplier pursuant to this warranty shall be for the account of the Buyer. All shipment costs incurred in connection with the delivery of a returned Product or a replacement thereof to the Buyer pursuant to this warranty shall be for the account of the Supplier.
In the event that the Supplier furnishes separate equipment to the Buyer which is not of its manufacture, the limit of the Supplier's liability shall not extend beyond assisting the Buyer in obtaining warranty service from the manufacturer of such equipment.
Supplier expressly disclaims all other warranties, express or Implied by law, custom or trade, including implied warranties of condition, merchantability or fitness for purpose.

3.	Limitation of Liability
The Supplier shall not be liable for any direct, indirect, special, incidental, penal, consequential or other damages or losses of any nature whatsoever resulting from the misuse or malfunction of any Product(s) supplied hereunder. No obligations other than those expressly set out herein are expressed or implied and under no circumstances shall the Supplier be liable for an amount which is in excess of the purchase price of the Product(s) in question.

4.	Warranty and Technical Assistance
The Supplier will provide warranty services and technical assistance in connection with its Product(s) and the operation thereof. Under no circumstances shall the Supplier be liable for any damages or losses arising out of the furnishing of such services or assistance, nor shall it be liable with regard to any omission in relation thereto.

Giner ELX, Inc.
89 Rumford Avenue • Newton, MA 02466-1311
Main: 781-392-0300 • Fax: 781-893-6470 https://www.ginerelx.com/

5.	Delivery and Shipment
Unless otherwise stipulated In the Purchase Order, Product(s) will be delivered Ex Works, Supplier's European facility. The title and risk in the Product(s) shall remain with the Supplier until delivery has been completed at the point specified in the Purchase Order, or if the terms of such Purchase Order are Ex Works then at the point in time when such Products(s) are loaded onto the Buyer's or the Buyer's carriers' vehicle, when the title and risk in the Product(s) shall pass to the Buyer absolutely.

The Supplier shall not be liable for any delays or defaults in the manufacture or delivery of any Product(s) supplied hereunder and shall not be liable for any failure to provide notice of any such delays or defaults to the Buyer. Without limiting the generality of the foregoing, the Supplier shall not be liable for any delays or defaults resulting from the actions of any subcontractor.

All Products shall be properly classified, described, packaged, marked and labeled by the Supplier for shipment, and shall be in proper condition for transportation in accordance with any applicable local states or Federal laws or regulations of USA. However, the Buyer acknowledges and agrees that the Supplier shall not be liable for any damage or claims arising from shipment packaging or loss or damage in transit. Unless otherwise specified all shipping costs, freight forwarding and insurance shall be for the account of the Buyer.

In the event that the Buyer contracts to receive the Product(s) supplied via express or air express shipments, the Buyer may direct that the Product(s) be so shipped, and the cost of such shipment shall be for the account of the Buyer, unless otherwise expressly stipulated.

6.	Specifications
The Buyer may make changes to the specifications or drawings relating to the Product(s) supplied hereunder only with the prior written consent of the Supplier, and in any such circumstances the Supplier may make a reasonable adjustment to the total price to compensate for any additional costs thereby incurred by the Supplier.

The Supplier reserves the right to make changes in detail of design, construction, arrangement or equipment as shall, in its judgment, result in improved performance of the Product(s) supplied hereunder, and no such change shall give rise to any right of cancellation or return on the part of the Buyer.

7.	Subcontractors
The Supplier retains the right to unilaterally subcontract any aspect of the manufacture or delivery of the Product(s) supplied hereunder to any third party(s) and nothing herein shall be construed so as to limit such right.

8.	Modification and Amendment
These terms and conditions may be modified or amended by mutual agreement of the Seller and the Buyer and a facsimile signature or electronic confirmation shall be confirmed at such modification or amendment.

9.	Cancellations and Returns
No order may be cancelled and no Product(s) may be returned for credit, repair or replacement without the prior written consent of the Supplier. In the event that any unauthorized return shipment is made to the Supplier, the Supplier reserves the right to refuse such shipment. Unless otherwise specified herein, all return shipments shall be for the account of the Buyer.
Giner ELX, Inc.
89 Rumford Avenue • Newton, MA 02466-1311
Main: 781-392-0300 • Fax: 781-893-6470 https://www.ginerelx.com/

10.	Force Majeure
Neither the Supplier nor the Buyer shall be responsible for delays or defaults in respect of any Product(s) supplied hereunder that result from war (whether or not declared), riot, terrorism, fire, flood or other acts of God, but the party claiming relief under this provision shall notify the other party forthwith as soon as such delay or default is anticipated.

11.	Intellectual Property
The Buyer acknowledges and agrees that all aspects of the Product{s) supplied pursuant to a Purchase Order, including but not limited to all mechanical components, electrical components, electronic hardware, software, trade secrets, design principles, specifications, algorithms, source codes, documentation, operating principles, methodologies and all upgrades, changes, modifications or alterations thereto, whether affected In consultation with the Supplier or by the Supplier alone (the “Intellectual Property'') shall remain the exclusive property of the Supplier.

Upon acceptance of a Purchase Order; the Supplier shall grant a royalty-free, non-exclusive, non-assignable license to the Buyer to use the Intellectual Property as necessary for the use and operation of the Product(s) within the specified operating parameters. Any software supplied with the Product(s) is licensed only for use with the Product(s) in connection with which it is supplied, in its supplied form.

The Buyer agrees that it shall not disassemble, analyze or reverse-engineer any Product(s) supplied to it by the Supplier.

12.	Warranties by Supplier
Supplier shall be responsible for the material and workmanship of all Products supplied hereunder, and shall warrant that such Product(s) shall be free from defects in material and workmanship.

The Supplier's obligation under this warranty Is limited to repairing or replacing, at the Supplier's discretion, any Product which the Supplier, upon examination, determines to be defective.

This warranty shall only apply to defects due to defective material and/or poor workmanship. This warranty shall not apply to defects that may arise from:

(i)	normal wear and tear;
(ii)	improper operation or handling, negligence, improper use, and improper maintenance; and
(iii)	any unauthorized modification of the Product(s) or any part thereof.

All shipment costs incurred in connection with the delivery of a Product to the Supplier pursuant to this warranty shall be for the account of the Buyer. All shipment costs incurred in connection with the delivery of a returned Product or a replacement thereof to the Buyer pursuant to this warranty shall be for the account of the Supplier.

Giner ELX, Inc.
89 Rumford Avenue • Newton, MA 02466-1311
Main: 781-392-0300 • Fax: 781-893-6470 https://www.ginerelx.com/

In the event that the Supplier furnishes separate equipment to the Buyer which is not of its manufacture, the limit of the Supplier's liability shall not extend beyond assisting the Buyer in obtaining warranty service from the manufacturer of such equipment.

Supplier expressly disclaims au other warranties, express or implied by law, custom or trade, including implied warranties of condition, merchantability or fitness for purpose.

13.	Limitation of Liability
The Supplier shall not be liable for any direct, indirect, special, Incidental, penal, consequential or other damages or losses of any nature whatsoever resulting from the misuse or malfunction of any Product(s) supplied hereunder. No obligations other than those expressly set out herein are expressed or implied and under no circumstances shall the Supplier be liable for an amount which is in excess of the purchase price of the Product(s) in question.

14.	Warranty and Technical Assistance
The Supplier will provide warranty services and technical assistance in connection wi.th its Product(s) and the operation thereof. Under no circumstances shall the Supplier be liable for any damages or losses arising out of the furnishing of such services or assistance, nor shall it be liable with regard to any omission in relation thereto.

15.	Miscellaneous
The Contract constitutes the entire agreement between the Buyer and the Supplier with regard to the Product{s) to be supplied hereunder and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Buyer and the Supplier. There are no warranties, representations or other agreements between the Buyer and the Supplier in connection with the Product(s) to be supplied hereunder except as specifically set forth on the Purchase Order or specified herein. No supplement, modification, waiver or termination of the Contract shall be binding unless executed in writing by the Buyer and the Supplier.

The constriction, validity and performance of the Contract shall be governed by laws of the Commonwealth of Massachusetts. All disputes arising in connection with the Contract shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by a single arbitrator appointed in accordance with such rules, and the place of arbitration shall be Boston, Massachusetts.

No failure or delay by either Party in exercising any right, power or privilege under the Contract operate as a waiver thereof, nor will any single or partial exercise preclude any other or further exercise of any right, power or privilege under the Contract.

The Supplier reserves the right to publish the fact that it has contracted to furnish the Buyer with the Products or services ordered here

Giner ELX, Inc.
89 Rumford Avenue • Newton, MA 02466-1311
Main: 781-392-0300 • Fax: 781-893-6470 https://www.ginerelx.com/